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                           STOCK PURCHASE AGREEMENT



                                 by and among



                     INTERNATIONAL PRODUCE HOLDING COMPANY


                           DNAP HOLDING CORPORATION


                                 RAUL BATIZ E.


                                PEDRO BATIZ G.


                             J. GUILLERMO BATIZ G.


                                      and


                                 RAUL BATIZ G.



                                 August 12, 1997




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                                TABLE OF CONTENTS
                                                                         Page

STOCK PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I    TERMS OF THE TRANSACTION. . . . . . . . . . . . . . . . . .   1
     1.1     Agreement to Sell and to Purchase Shares. . . . . . . . . .   1
     1.2     Purchase Price and Payment. . . . . . . . . . . . . . . . .   1
     1.3     Post-Closing Adjustments. . . . . . . . . . . . . . . . . .   2
     1.4     Advances. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.5     Late Payments . . . . . . . . . . . . . . . . . . . . . . .   5
     1.6     Designation of Agent. . . . . . . . . . . . . . . . . . . .   6
     1.7     Release and Discharge of Guaranties . . . . . . . . . . . .   6

ARTICLE II   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS
             AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . .   6
     3.1     Corporate Organization. . . . . . . . . . . . . . . . . . .   6
     3.2     Charter and Bylaws. . . . . . . . . . . . . . . . . . . . .   7
     3.3     Authority Relative to This Agreement. . . . . . . . . . . .   7
     3.4     Noncontravention. . . . . . . . . . . . . . . . . . . . . .   7
     3.5     Governmental Approvals. . . . . . . . . . . . . . . . . . .   7
     3.6     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .   8
     3.7     Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.8     Financial Statements. . . . . . . . . . . . . . . . . . . .   8
     3.9     Absence of Undisclosed Liabilities. . . . . . . . . . . . .   8
     3.10    Absence of Certain Changes. . . . . . . . . . . . . . . . .   8
     3.11    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.12    Compliance With Laws. . . . . . . . . . . . . . . . . . . .   9
     3.13    Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  10
     3.14    Properties. . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.15    Intellectual Property . . . . . . . . . . . . . . . . . . .  11
     3.16    Agreements. . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.17    Environmental Matters . . . . . . . . . . . . . . . . . . .  12
     3.18    Books and Records . . . . . . . . . . . . . . . . . . . . .  12
     3.19    Brokerage Fees. . . . . . . . . . . . . . . . . . . . . . .  12
     3.20    Related-Party Transactions. . . . . . . . . . . . . . . . .  13
     3.21    Investment Intent . . . . . . . . . . . . . . . . . . . . .  13
     3.22    Investment Experience . . . . . . . . . . . . . . . . . . .  13
     3.23    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . 13
     4.1     Corporate Organization . . . . . . . . . . . . . . . . . . . 13
     4.2     Authority Relative to This Agreement . . . . . . . . . . . . 13
     4.3     Noncontravention . . . . . . . . . . . . . . . . . . . . . . 14

                                      -i-
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     4.4     Governmental Approvals. . . . . . . . . . . . . . . . . . .  14
     4.5     Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.6     Investment Intent . . . . . . . . . . . . . . . . . . . . .  14
     4.7     Investment Experience . . . . . . . . . . . . . . . . . . .  14
     4.8     Brokerage Fees. . . . . . . . . . . . . . . . . . . . . . .  15
     4.9     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.10    Disclaimer of Other Representations . . . . . . . . . . . .  15

ARTICLE V    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . .  15
     5.1     Conduct and Preservation of Business. . . . . . . . . . . .  15
     5.2     Reasonable Efforts. . . . . . . . . . . . . . . . . . . . .  15
     5.3     Notification of Certain Matters . . . . . . . . . . . . . .  16
     5.4     Disclosure Schedule and Exhibits. . . . . . . . . . . . . .  16
     5.5     Noncompetition. . . . . . . . . . . . . . . . . . . . . . .  16
     5.6     Confidential Information. . . . . . . . . . . . . . . . . .  17
     5.7     Remedies. . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.8     Restrictions on Use of Intellectual Property. . . . . . . .  18
     5.9     Fees and Expenses . . . . . . . . . . . . . . . . . . . . .  18
     5.10    Termination of Stockholders Agreement . . . . . . . . . . .  18

ARTICLE VI   CONDITIONS TO OBLIGATIONS OF SELLERS. . . . . . . . . . . .  18
     6.1     Representations and Warranties True . . . . . . . . . . . .  18
     6.2     Covenants and Agreements Performed. . . . . . . . . . . . .  18
     6.3     Certificate . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.4     Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  19
     6.5     Related-Party Transactions. . . . . . . . . . . . . . . . .  19
     6.6     Employment and Consulting Agreements. . . . . . . . . . . .  19
     6.7     Other Documents . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF BUYER. . . . . . . . . . . . .  19
     7.1     Representations and Warranties True . . . . . . . . . . . .  19
     7.2     Covenants and Agreements Performed. . . . . . . . . . . . .  20
     7.3     Certificate . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.4     Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  20
     7.5     Consents. . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.6     No Material Adverse Change. . . . . . . . . . . . . . . . .  20
     7.7     Disclosure Schedule . . . . . . . . . . . . . . . . . . . .  20
     7.8     Closing Under ABSA Agreement. . . . . . . . . . . . . . . .  20
     7.9     Related-Party Transactions. . . . . . . . . . . . . . . . .  20
     7.10    Resignations of Sellers . . . . . . . . . . . . . . . . . .  21
     7.11    Employment and Consulting Agreements. . . . . . . . . . . .  21
     7.12    Other Documents . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION. . . . . . . .  21
     8.1     Survival. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     8.2     Indemnification by Sellers. . . . . . . . . . . . . . . . .  22

                                     -ii-
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     8.3     Indemnification by Buyer. . . . . . . . . . . . . . . . . .  22
     8.4     Procedure for Indemnification . . . . . . . . . . . . . . .  22
     8.5     Limitation of Liability . . . . . . . . . . . . . . . . . .  23

ARTICLE IX   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  23
     9.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     9.2     Termination . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.3     Amendment . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.4     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.5     Remedies Not Exclusive. . . . . . . . . . . . . . . . . . .  25
     9.6     Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  25
     9.7     Binding Effect; Assignment; No Third Party Benefit. . . . .  25
     9.8     Severability. . . . . . . . . . . . . . . . . . . . . . . .  25
     9.9     Governing Law . . . . . . . . . . . . . . . . . . . . . . .  25
     9.10    Further Assurances. . . . . . . . . . . . . . . . . . . . .  25
     9.11    Descriptive Headings. . . . . . . . . . . . . . . . . . . .  25
     9.12    Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  25
     9.13    Right of Setoff . . . . . . . . . . . . . . . . . . . . . .  26
     9.14    Joinder of Spouses. . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .  26
     10.1    Certain Defined Terms . . . . . . . . . . . . . . . . . . .  26
     10.2    Construction. . . . . . . . . . . . . . . . . . . . . . . .  27


ANNEX I      PURCHASE PRICE

EXHIBIT A    NEGOTIABLE NOTE
EXHIBIT B    NON-NEGOTIABLE NOTE
EXHIBIT C    GUARANTY





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

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 12, 1997, among International Produce Holding Company, a Delaware corporation (the "Company"), Raul Batiz E., Pedro Batiz G., J. Guillermo Batiz G., and Raul Batiz
G. (each individually a "Seller" and collectively, "Sellers"), and DNAP Holding Corporation, a Delaware corporation ("Buyer").

     WHEREAS, each Seller owns the number of shares of Common Stock, par value $0.01 per share, of the Company set forth opposite his name on the signature page hereof (the "Shares"); and

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares; and

     WHEREAS, the Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Sellers, and Buyer hereby agree as follow:

                                    ARTICLE I

                            TERMS OF THE TRANSACTION

     1.1 AGREEMENT TO SELL AND TO PURCHASE SHARES. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver the Shares to Buyer, and Buyer shall purchase and accept the Shares from Sellers.

     1.2 PURCHASE PRICE AND PAYMENT. In consideration of the sale of the Shares to Buyer, Buyer shall pay to Sellers an aggregate purchase price of $8,598,000, subject to the adjustments described herein (the "Purchase Price"). The Purchase Price shall be paid as follows:

          (a) Buyer shall pay to Sellers at or prior to the Closing $5,330,000, subject to the adjustments shown on Annex I and less the amount of any advance payments made pursuant to Section 1.4 or otherwise, in immediately available funds by confirmed wire transfer to a bank account to be designated by Sellers.

          (b) Buyer shall deliver to Sellers at the Closing one or more promissory notes of Buyer, dated the Closing Date, payable to the order of Sellers (or a payment agent designated by Sellers pursuant to Section 1.6) in the original principal amount of $931,000 (the "Negotiable Note") in the form attached as EXHIBIT A. The principal of the

IPHC STOCK PURCHASE AGREEMENT        -1-

     Negotiable Note shall be paid on the first anniversary of the Closing Date (or, if such date is not a business day in the United States, on the following business day). The unpaid principal of the Note shall bear interest at the rate of 2.4% per quarter, and interest accruing on the Note shall be payable quarterly beginning three months after the Closing Date until all of the principal and all of the accrued interest on the Negotiable Note have been paid. The Negotiable Note shall be negotiable, shall represent an unsecured, general obligation of Buyer and shall be guaranteed by Empresas La Moderna, S.A. de C. V., a corporation organized under the laws of the United Mexican States ("ELM"), pursuant to a guaranty substantially in the form attached as Exhibit C (the "ELM Guaranty").

          (c) Buyer shall deliver to Sellers at the Closing one or more promissory notes of Buyer, dated the Closing Date, payable to the order of Sellers (or a payment agent designated by Sellers pursuant to Section 1.6) in the original principal amount of $2,337,000 (the "Non-negotiable Note") in the form attached as Exhibit B. Except as otherwise provided in this Agreement, the principal of the Non-negotiable Note shall be paid on the third anniversary of the Closing Date (or if such date is not a business day in the United States, on the following business day) (the "Maturity Date"). Except as otherwise provided in this Agreement, the unpaid principal of the Non-negotiable Note shall bear interest at the rate of 2.4% per quarter, and interest accruing on the Note shall be payable quarterly beginning three months after the Closing Date until all of the principal and all of the accrued interest on the Negotiable Note have been paid, subject to any offsets provided for by the terms of the Non-negotiable Note. The Non-negotiable Note shall represent a general, unsecured obligation of Buyer, shall be guaranteed by ELM pursuant to the ELM Guaranty, and shall be expressly subject to the post-closing adjustments described in Section 1.3 and Buyer's right of setoff provided for in Section 9.13. Without limiting the foregoing, Buyer may hold back payment of principal and interest under the Non-negotiable Note (i) under
     Section 1.3(a), if on Maturity Date there are pending Tax audits or other inquiries or disputes of the type described in Section 1.3(a), or
     (ii) under the ABSA Guaranty (as defined in Section 7.8), if on the Maturity Date there are any amounts due or pending claims under the ABSA Guaranty, including (but not limited to) by reason of Encumbrances on the land purportedly owned as of the Closing Date by Agricola Batiz, S.A. de C.V. (other than Encumbrances resulting from the actions of Buyer or its Affiliates taken after the Closing Date) which have not been duly guaranteed or otherwise resolved in accordance with the terms of the CONVENIO (as defined in Section 7.8 below). The Negotiable Note and the Non-negotiable Note are referred to herein collectively as the "Notes."

     1.3 POST-CLOSING ADJUSTMENTS. The Purchase Price shall be adjusted as described in this section.

          (a) (i) The federal tax returns of R.B. Packing, Inc., a subsidiary of the Company, are currently being audited with respect to the 1991 - 1995 tax years, and may be audited with respect to subsequent periods. The Purchase Price shall be adjusted downward by the following amounts related to any payments made by the Company arising out of or in connection with such Tax audits (including without limitation additional Taxes, penalties, interest): (i) the full amount of such payments that relate to

IPHC STOCK PURCHASE AGREEMENT        -2-
     the 1991 and 1992 tax years, (ii) 49% of such payments that relate to any subsequent period (e.g., the 1993, 1994, 1995 and 1996 tax years) up to July 31, 1997, (iii) 45.6% of all costs and expenses (including attorneys' fees and expenses) incurred by the Company with respect to such Tax audits after July 31, 1997, and (iv) the "Interest Factor" applicable to such downward adjustments. If the determination or settlement that leads to such payments does not specify the amounts that relate to each tax year, then, unless the parties agree otherwise, it will be presumed that the additional Taxes and penalties are spread among the tax years covered by such payments in the same proportion as the adjustments proposed by the IRS in its "30-day letter" relating to such years, and interest payments shall be allocated accordingly. For purposes of this Section 1.3(a), the "Interest Factor" applicable to an adjustment means the interest that would accrue with respect to the amount of such adjustment from the Closing Date through the Maturity Date if interest were computed on such amount at the same rate and in the same manner that interest accrues under the Non-negotiable Note. Amounts owed by Sellers to Buyer under this Section 1.3(a) will be set off against amounts due under the Non-negotiable Note. If the downward adjustment exceeds the balance due under the Non-negotiable Note, such excess amount shall be paid by Sellers to Buyer in cash on the Maturity Date (or as soon thereafter as such amount may be determined). Buyer shall promptly notify Sellers of any change in the counsel representing R.B. Packing, Inc. with respect to Tax audits. With respect to any Tax periods prior to the Closing, R.B. Packing shall not enter into any settlement with the IRS unless Buyer has provided at least 10 days' prior written notice of the terms of such settlement to Sellers.

          (ii) If on the Maturity Date, a Tax audit or any inquiry or dispute is pending that involves the Taxes of R.B. Packing, Inc. due for any period prior to the Closing Date, then the Buyer may withhold from the amount due under the Non-negotiable Note the Seller's share (determined as set forth above) of the estimated exposure of R.B. Packing, Inc. in such audit or dispute, as estimated by agreement of the parties based upon the advice of their respective independent public accountants. If the parties cannot agree on the appropriate amount to be withheld, they will seek to resolve the dispute through mediation, arbitration or some other referral mechanism to an independent, disinterested third party. Until the dispute is resolved, the disputed amount shall be withheld by Buyer and shall continue to accrue interest in accordance with the terms of the Non-negotiable Note.

         (iii) The withheld funds will be applied against Sellers' obligations to Buyer under this Section 1.3(a). The balance of the withheld funds, if any, will be paid to Seller at such time as all Tax matters involving R. B. Packing, Inc.'s Tax obligations for periods prior to the Closing have been finally resolved (provided that Buyer is not withholding such payment under any other provision of this Agreement or of the Non-negotiable Note). The holdback of funds shall not limit the amount otherwise due from Sellers to Buyer, and if the withheld funds are insufficient to cover Sellers' obligations under this Section 1.3(b) or any other section of this Agreement, Sellers shall promptly pay the amount they owe to Buyer in cash.

IPHC STOCK PURCHASE AGREEMENT        -3-

          (b) (i) At the Closing, Sellers shall provide to Buyer a list of the receivables then due to the Company and the Subsidiaries (as defined in Section 3.1) from growers, customers and others ("Receivables") that have not been written off (and with respect to which no reserves have been established) by the Company ("Collectible Accounts") and a list of the Receivables that have been written-off (or with respect to which reserves have been established) by the Company ("Doubtful Accounts").

          (ii) During the three years following the Closing Date, the Purchase Price will be adjusted upward by an amount equal to 45.6% of the Net Collections during that period on both (x) the Doubtful Accounts and (y) any Collectible Accounts that have been written-off (or with respect to which reserves have been established) by the Company after the Closing Date. For purposes of this section, "Net Collections" means the amount received with respect to a receivable less applicable Taxes. Payments received from creditors with both Collectible Accounts and Doubtful Accounts will be applied first to the Collectible Accounts.

         (iii) During the three years following the Closing Date, the Purchase Price will be adjusted downward by (x) an amount equal to 45.6% of the Collectible Accounts that are written-off (or with respect to which reserves are established) by the Company during that period and (y) the Interest Factor applicable to the such downward adjustment. For purposes of this Section 1.3(b), the "Interest Factor" applicable to an adjustment means the interest that would accrue with respect to the amount of such adjustment from the Closing Date through the Maturity Date if interest were computed on such amount at the same rate and in the same manner that interest accrues under the Non-negotiable Note.

          (iv) On or before the Maturity Date, the Company shall deliver a report to Sellers detailing the Purchase Price adjustments, if any, that have occurred since the Closing Date pursuant to this Section 1.3(b). If there is a net upward adjustment, the amount of such net adjustment shall be paid by Buyer to Sellers in cash, subject to the right of offset provided for in Section 9.13. If there is a net downward adjustment, then to the extent there is a balance due under the Non-negotiable Note, the net downward adjustment will be deducted from the balance due. If the net downward adjustment exceeds the balance due, such excess amount shall be paid by Sellers to Buyer in cash on the Maturity Date.

           (v) Buyer shall not have any duty or obligation to attempt to collect any Receivables.

     1.4  ADVANCES.

          (a) Pursuant to an Agreement to Advance Funds (the "Advance Agreement") between Buyer and J. Guillermo Batiz G., Buyer advanced to J. Guillermo Batiz G. $1,000,000 of the portion of the Purchase Price to be paid in cash at the Closing (the "First Advance"), which amount must be repaid to Buyer on September 5, 1997, if the Closing has not occurred by that date. J. Guillermo Batiz G. pledged some of his Shares to secure his repayment obligation under the Advance Agreement.

IPHC STOCK PURCHASE AGREEMENT        -4-

          (b) Subject to the terms and conditions set forth in this Agreement and this Section 1.4, which shall supersede the terms of the Advance Agreement, Buyer shall advance an additional $4,000,000 to Sellers (the "Second Advance") in immediately available funds by wire transfer to the U.S. bank account designated by Sellers. The First Advance and the Second Advance are referred to collectively herein as the "Advance."

          (c) Provided that Buyer purchases the Shares on or before October 31, 1997, the Advance shall be deemed to have been a prepayment of the amount that otherwise would have been paid to Sellers at the Closing. If the Closing does not occur on or before October 31, 1997, then regardless of the reasons for and regardless of whose actions may have contributed to such failure to close, Sellers shall repay the full amount of the Advance to Buyer on that date in U.S. Dollars in immediately available funds by wire transfer to the U.S. bank account designated by Buyer.

          (d) To secure the repayment obligation of Sellers under Section 1.4(c), Sellers hereby pledge and assign to Buyer and grant to Buyer a security interest in 570 of the Shares, including without limitation, all dividends, cash instruments and other property now or hereafter received in respect of or in exchange for any or all of such shares, together with all proceeds of any of the foregoing (collectively, the "Collateral"). Unless the parties otherwise agree, the Shares comprising the Collateral shall be allocated as follows: J. Guillermo Batiz G. - 179 Shares, Raul Batiz G. - 179 Shares, and Raul Batiz E. - 212 Shares). Sellers shall concurrently herewith deliver to Buyer stock certificates representing the Collateral together with corresponding stock powers endorsed in favor of Buyer. If the Closing does not occur on or before October 31, 1997, and if Sellers do not repay the Advance in accordance with Section 1.4(c), then Buyer shall retain the Collateral in satisfaction of Sellers' obligation to repay the Advance. By their execution hereof, Sellers hereby waive any right they may have under the Uniform Commercial Code to written notice of such acceptance of collateral in discharge of obligations.

          (e) Reference is hereby made to that certain Stockholders Agreement dated as of December 1, 1994, among Buyer, Sellers, the Company and Bionova, S.A. de C.V. (the "Stockholders Agreement"). Each of the Sellers hereby (i) consents to the pledge of the Collateral to Buyer to secure the Advance as provided in this Section 1.4, (ii) consents to the acquisition of the Collateral by Buyer if such an acquisition results from such pledge;
     (iii) waives any rights he may have under the Stockholders Agreement to acquire (or to be offered) any of the Collateral, and (iv) waives any other rights or preferences he may have under the Stockholders Agreement arising from or in connection with the Advance Agreement, the First Advance and the Second Advance.

     1.5 LATE PAYMENTS. Notwithstanding any other provision of this Agreement, if Sellers fail to pay any amounts it owes to Buyer when such payments are due, the overdue amounts shall bear interest until paid at the rate of 18% per annum or the highest rate that may lawfully be charged, whichever is lower.

IPHC STOCK PURCHASE AGREEMENT        -5-

     1.6 DESIGNATION OF AGENT. Sellers shall designate one person to serve as their agent and attorney-in-fact for all matters related to this Agreement, including without limitation giving and receiving notices, receiving amounts to be paid at or prior to the Closing, receiving payments due under the Notes, and consenting to any amendment or waiver of any provision of this Agreement. Each Seller hereby designates J. Guillermo Batiz G. to serve as his agent and attorney-in-fact for such purposes. Sellers may change such designation by delivering a notice to Buyer that is signed by or on behalf of each Seller and that includes the name of the person being designated for such purpose. Each Seller agrees and acknowledges that Buyer may pay to such representative all amounts due to any Seller under this Agreement or the Notes, and that it shall be the responsibility of such representative to allocate and distribute such funds.

     1.7 RELEASE AND DISCHARGE OF GUARANTIES. Buyer agrees as a condition to the Closing to exercise reasonable efforts to obtain the release and discharge of each Seller from any and all obligation and liability under all guarantees or other similar assurances signed or entered into by Sellers that guaranty payment or performance of any loans, indebtedness or other obligations of the Company. Sellers agree to cooperate with Buyer in obtaining such instruments of release and discharge provided that Sellers shall not be required to incur any expense or other obligation as a condition to obtaining such instruments of release and discharge.

                                   ARTICLE II

                                     CLOSING

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears in Tucson, Arizona, or at such other place as may be agreed by the parties, as soon as practicable following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VI and VII. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLERS AND THE COMPANY

     Except as set forth on the Disclosure Schedule provided for by Section 5.4, Sellers and the Company jointly and severally represent and warrant to Buyer that:

     3.1 CORPORATE ORGANIZATION. Each of the Company and R.B. Packing, Inc., an Arizona corporation, Batiz & Sons, Inc., an Arizona corporation, R.B. Packing of California, Inc., a California corporation, R.B. Packing of Texas, Inc., a Texas corporation, Tanimura Distributing, Inc., a California corporation, and Premier Fruits and Vegetables BBL, Inc., a Quebec corporation (collectively, the "Subsidiaries"), is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate

IPHC STOCK PURCHASE AGREEMENT        -6-
power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. To the knowledge of Sellers, no actions or proceedings to dissolve the Company or any Subsidiary are pending or threatened.

     3.2 CHARTER AND BYLAWS. The Company and Sellers have made available to Buyer accurate and complete copies of (i) the charter and bylaws of each of the Company and the Subsidiaries as currently in effect, (ii) the stock records of each of the Company and the Subsidiaries, and (iii) the minutes of all meetings of the respective Boards of Directors of the Company and the Subsidiaries, any committees of such Boards, and the stockholders of the Company and the Subsidiaries (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of the Company and the Subsidiaries and all actions taken by such Boards of Directors, committees, and stockholders. To the knowledge of Sellers, neither the Company nor any Subsidiary is in violation of any provision of its charter or bylaws, other than violations which, individually or in the aggregate, do not and will not have a Material Adverse Effect.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Seller has full legal right, power, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against him in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     3.4 NONCONTRAVENTION. To the knowledge of Sellers, the execution, delivery, and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not
(i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any contract, agreement, instrument, or obligation to which such Seller is a party or by which such Seller or any of his properties may be bound, other than compliance with the Stockholders Agreement dated December 1, 1994 among the Company and its stockholders, (ii) result in the creation or imposition of any Encumbrance upon the properties of any Seller, or
(iii) violate any Applicable Law binding upon any Seller.

     3.5 GOVERNMENTAL APPROVALS. To the knowledge of Sellers, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by any Seller or the Company or any Subsidiary in connection with the execution, delivery, or performance by Sellers and the Company of this Agreement or the consummation by them of the transactions contemplated hereby, other than compliance with applicable requirements of federal and state securities laws and such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect.

IPHC STOCK PURCHASE AGREEMENT        -7-

     3.6 SUBSIDIARIES. Except for 2,500 shares of common stock of Tanimura Distributing Inc and 100,000 shares of common stock of Premier Fruits & Vegetables BBL Inc., all the outstanding capital stock, and all other equity interests, if any, of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Encumbrances. All outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

     3.7 SHARES. Each Seller is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to, the number of Shares set forth opposite his name on the signature page hereof free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates or
(ii) restrictions on transfer that may be imposed by federal or state securities laws. Pedro Batiz G. and J. Guillermo Batiz G. represent and warrant that the Shares owned by them, respectively, are owned as their sole and separate property.

     3.8 FINANCIAL STATEMENTS. The Company has delivered to Buyer accurate and complete copies of (i) the Company's audited consolidated balance sheet as of December 31, 1996, and the related audited consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of Price Waterhouse LLP, independent public accountants (the "Audited Financial Statements"), and (ii) the Company's unaudited consolidated balance sheet as of June 30, 1997 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, stockholders' equity, and cash flows for the three-month period then ended (the "Unaudited Financial Statements") (collectively, the "Financial Statements"). To the knowledge of Sellers, the Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company and its consolidated subsidiaries in conformity with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) accurately, completely, and fairly present the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

     3.9 ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of Sellers, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company or any Subsidiary, and whether due or to become due), except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Audited Financial Statements dated as of December 31, 1996, (iii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement), and (iv) other liabilities which, in the aggregate, would not cause a Material Adverse Effect to the Company and the Subsidiaries considered as a whole.

     3.10 ABSENCE OF CERTAIN CHANGES. To the knowledge of Sellers, since December 31, 1996, (i) there has not been any change, development, or effect, individually or in the aggregate,

IPHC STOCK PURCHASE AGREEMENT        -8-
that has had, or might reasonably be expected to have, a Material Adverse Effect; (ii) the businesses of the Company and the Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither the Company nor any Subsidiary has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; and
(iv) neither the Company nor any Subsidiary has suffered any loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance) which would have a Material Adverse Effect.

     3.11 TAX MATTERS. To the knowledge of Sellers, except as disclosed on the Disclosure Schedule:

          (a) the Company and each Subsidiary have (and as of the Closing Date will have) duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to them with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

          (b) the Company and each Subsidiary have (and as of the Closing Date will have) paid, or adequately reserved against in the Financial Statements, all Taxes due, or claimed by any Taxing authority pursuant to written notice to the Company to be due, from or with respect to them, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed on the Disclosure Schedule;

          (c) the Company has not received written notice of any adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of the Tax Returns;

          (d) the Company and each Subsidiary have (and as of the Closing Date will have) made all deposits required with respect to Taxes;

          (e) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested by any Taxing authority from the Company or any Subsidiary; and

          (f) the Company has not filed a consent under Section 341(f) of the Code.

     3.12 COMPLIANCE WITH LAWS. To the knowledge of Sellers, the Company and the Subsidiaries have complied in all material respects with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights), except for noncompliance with such Applicable Laws which, individually or in the aggregate, does not and will not have a Material Adverse Effect. To the knowledge of Sellers, neither the Company nor any Subsidiary received any written notice, which has not been dismissed or otherwise disposed of, that the Company or any Subsidiary has not so

IPHC STOCK PURCHASE AGREEMENT        -9-
complied. To the knowledge of Sellers, neither the Company nor any Subsidiary is charged or threatened with or under investigation with respect to any violation of any Applicable Law relating to any aspect of the business of the Company or any Subsidiary, other than violations which, individually or in the aggregate, do not and will not have a Material Adverse Effect.

     3.13 LEGAL PROCEEDINGS. To the knowledge of Sellers, there are no Proceedings pending or threatened against or involving the Company or any Subsidiary (or any of their respective directors or officers in connection with the business or affairs of the Company or any Subsidiary) or any properties or rights of the Company or any Subsidiary which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect. To the knowledge of Sellers, neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Material Adverse Effect. To the knowledge of Sellers, there are no Proceedings pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     3.14 PROPERTIES.  To the knowledge of Sellers:

          (a) Each of the Company and the Subsidiaries has good and indefeasible title, and in the case of real property insurable title, to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Latest Balance Sheet, free and clear of all Encumbrances. No financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any properties of the Company any Subsidiary has been filed and is effective in any jurisdiction, and the Company and the Subsidiaries have not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

          (b) Set forth on the Disclosure Schedule is a list, by street address, of all real property owned or leased by the Company and the Subsidiaries (for purposes of this Section, the "Real Property"), the identity of the owner of each property, a list of all rights-of-way, easements, and other Encumbrances of any kind to which the Real Property is subject, and a summary description of the principal facilities and structures (if any) located thereon. There exists no proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the Real Property by the Company and the Subsidiaries in the manner it is currently used. All the Real Property is zoned for the various purposes for which such Real Property is being used, and there exists no pending or threatened proceeding which might adversely affect the validity of such zoning. Neither the whole nor any part of the Real Property is subject to any pending proceeding for condemnation or other taking by any governmental entity, and no such condemnation or other taking is contemplated or threatened. There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the buildings, improvements, or fixtures situated thereon, or the business operated thereon,

IPHC STOCK PURCHASE AGREEMENT        -10-
     which could give rise to any mechanic's or materialmen's or other statutory lien against the Real Property, or the buildings, improvements, or fixtures situated thereon, or any part thereof, or for which the Company or any of the Subsidiaries will be responsible.

          (c) Set forth on the Disclosure Schedule is a list and summary description of the material terms of all leases under which the Company or any of the Subsidiaries is the lessee of real property. Each of the Company and the Subsidiaries has good and valid leasehold interests in all properties held by it under lease. The lessee under each such lease is not in breach of or in default under such lease, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the lessee under such lease, and the lessee has not received any notice from, or given any notice to, the lessor indicating that the lessee or the lessor is in breach of or in default under such lease.

     3.15 INTELLECTUAL PROPERTY. To the knowledge of Sellers, (i) except for the trademarks, service marks, and trade names set forth on the Disclosure Schedule, the Company and the Subsidiaries do not own, hold, use, or have pending any Intellectual Property, (ii) the Company and the Subsidiaries own or have rights to use all trademarks, service marks, and trade names, free from burdensome restrictions, that are necessary for the operation of its respective businesses as presently conducted, and (iii) the Company and the Subsidiaries have not received any written notice or claim of any infringement, violation, misuse, or misappropriation by the Company or any Subsidiary of any Intellectual Property owned or purported to be owned by any other person.

     3.16 AGREEMENTS.  To the knowledge of Sellers:

          (a) Each of the material agreements, arrangements, and understandings (written or oral, formal or informal) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is otherwise bound (collectively, for purposes of this Section, "agreements") has been entered into in the ordinary course of business and is on commercially reasonable terms. For purposes of this
     Section 3.16(a) only, a contract shall be deemed to be material if it involves in excess of $50,000 per year.

          (b) Each of the agreements is a valid and binding agreement of the parties thereto enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default.

          (c) Neither the Company nor any Subsidiary has received written notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and neither Sellers, the Company, nor any Subsidiary knows of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms.

IPHC STOCK PURCHASE AGREEMENT        -11-

     3.17 ENVIRONMENTAL MATTERS.

          (a) The Company and the Subsidiaries have received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws (as defined below). To the knowledge of Sellers, the Company and the Subsidiaries have not disposed of any hazardous material (as defined below) on any property owned or leased by the Company or any Subsidiary and no condition exists on any such property which would subject the Company or any Subsidiary or such property to any remedial obligations under any Applicable Environmental Laws.

          (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Company or any Subsidiary has conducted operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

     3.18 BOOKS AND RECORDS. To the knowledge of Sellers, all the books and records of the Company and the Subsidiaries, including all personnel files, employee data, and other materials relating to employees, are substantially complete and correct in all material respects, have been in all material respects maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been in all material respects prepared and maintained in accordance with GAAP consistently applied. To the knowledge of Sellers, such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets, and liabilities of the Company and the Subsidiaries.

     3.19 BROKERAGE FEES. Neither Sellers nor any of their Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Sellers shall indemnify and hold harmless Buyer for, from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person, on the basis of any act or statement made or alleged to have been made by Sellers or any of their Affiliates, to be due and owing by the Company or any Subsidiary.

IPHC STOCK PURCHASE AGREEMENT        -12-

     3.20 RELATED-PARTY TRANSACTIONS. Except as set forth on the Sellers' Disclosure Schedule, none of the Sellers nor any of their Affiliates is presently, directly or indirectly, a party to any transaction with the Company or any of its Subsidiaries, including, without limitation, any agreement, arrangement, or understanding, written or oral, regarding the borrowing or lending of money or otherwise requiring payments to or from any Seller or any Affiliate of a Seller.

     3.21 INVESTMENT INTENT. The Sellers are acquiring the Notes for their own respective accounts for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

     3.22 INVESTMENT EXPERIENCE. Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the Notes, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Notes.

     3.23 DISCLOSURE. No representation or warranty made by Sellers or the Company in this Agreement, and no statement of Sellers or the Company contained in any document, certificate, or other writing furnished or to be furnished by Sellers or the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Sellers know of no matter which has not been disclosed to Buyer pursuant to this Agreement which has or will have a Material Adverse Effect.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers that:

     4.1 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending or, to the knowledge of Buyer, threatened.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the full corporate power and corporate authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby, has been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws

IPHC STOCK PURCHASE AGREEMENT        -13-
affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     4.3 NONCONTRAVENTION. The execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer,
(ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer.

     4.4 GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, other than compliance with applicable federal and state securities laws and such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of Buyer and its subsidiaries considered as a whole or on the ability of Buyer to consummate the transactions contemplated hereby.

     4.5 NOTES. The Notes to be issued by Buyer at the Closing have been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued and will constitute a valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     4.6 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

     4.7 INVESTMENT EXPERIENCE. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Buyer represents that it has not been organized for the purpose of acquiring the Shares.

IPHC STOCK PURCHASE AGREEMENT        -14-

     4.8 BROKERAGE FEES. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Sellers for, from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person, on the basis of any act or statement made or alleged to have been made by Buyer or any of its Affiliates, to be due and owing by any Seller.

     4.9 DISCLOSURE. No representation or warranty made by Buyer in this Agreement, and no statement of Buyer contained in any document, certificate, or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits, or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

     4.10 DISCLAIMER OF OTHER REPRESENTATIONS. Except as set forth in this Agreement and in the Disclosure Schedule, none of the Sellers has made any representation or warranty, impliedly or otherwise, to Buyer in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 CONDUCT AND PRESERVATION OF BUSINESS. Sellers and the Company hereby covenant and agree with Buyer that, except as expressly provided in this Agreement, during the period from the date hereof to the Closing, (i) the Company and the Subsidiaries shall each conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws; (ii) Sellers shall each use reasonable best efforts to preserve, maintain, and protect the properties of the Company and the Subsidiaries; and (iii) Sellers shall each use reasonable best efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of their officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with them.

     5.2 REASONABLE EFFORTS. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby;
(ii) reasonable efforts to obtain any

IPHC STOCK PURCHASE AGREEMENT        -15-
such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

     5.3 NOTIFICATION OF CERTAIN MATTERS. Sellers shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of any Seller or the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such person hereunder. Buyer shall give prompt notice to Sellers of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such person hereunder. Except as the parties may otherwise agree, the delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VI and VII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.4 DISCLOSURE SCHEDULE AND EXHIBITS. No later than thirty days after the execution of this Agreement, Sellers shall deliver a Disclosure Schedule to Buyer describing the exceptions, if any, to the representations and warranties set forth in Article III. Upon execution of this Agreement, the parties shall proceed to finalize forms of the Negotiable Note, the Non-negotiable Note and the ELM Guaranty in accordance with the terms set forth in Section 1.2 and in Exhibits A, B and C hereto. The final forms of such documents shall then be substituted as Exhibits A, B and C hereto and shall become part of this Agreement.

     5.5  NONCOMPETITION.

          (a) Each Seller acknowledges that in consideration of the payment of the Purchase Price, Buyer is acquiring the goodwill of the Company's and the Subsidiaries' businesses, including complete ownership and control of such businesses. Therefore, subject to the provisions of Section 5.5(e) below, each Seller agrees that for a period commencing upon the Closing Date and ending upon the third anniversary thereof, unless otherwise extended pursuant to the terms of Section 5.8, such Seller will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is in competition in any manner whatsoever with the business of the Company or the Subsidiaries or Buyer at the date hereof (including without limitation growing, packing, marketing, distributing or selling fresh or processed fruits and vegetables) within any state of the United States, any state of the United Mexican States, any province in Canada, or any other country, in which the Company or any Subsidiary is conducting or reasonably expects to conduct its business. Nothing in this Section shall be construed to prevent any Seller from owning, as an investment, up to 5% of a class of equity securities in any corporation or firm that

IPHC STOCK PURCHASE AGREEMENT        -16-
     engages in businesses or activities otherwise prohibited by this Section 5.5(a) which is publicly traded and registered under Section 12 of the Exchange Act.

          (b) Each Seller agrees that for a period commencing upon the Closing Date and ending upon the third anniversary thereof, unless otherwise extended pursuant to the terms of Section 5.8, such Seller will not, directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant, or independent contractor of the Company or the Subsidiaries.

          (c) The parties to this Agreement agree that the limitations contained in this Section 5.5 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

          (d) Buyer expressly agrees that all or any or the Sellers or any Affiliates thereof may directly or indirectly engage (i) in the business of cultivating, growing, and harvesting Exempt Products and (ii) in the business of marketing, selling and distributing Exempt Products. For purposes of this Section 5.5, "Exempt Products" shall mean vegetables, fruits and other produce grown in green houses (rather than by "open field" farming).

     5.6 CONFIDENTIAL INFORMATION. Each Seller recognizes and acknowledges that in his capacity as a stockholder, director and/or officer of the Company and the Subsidiaries, he has acquired confidential information that is proprietary to such companies and that such information constitutes valuable, special, and unique assets of the Company and the Subsidiaries. Each Seller agrees that he will hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description belonging to or concerning the Company or any of the Subsidiaries, or any of their customers or clients or others with whom they now or hereafter have a business relationship, except (i) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by a Seller or his Affiliates or (y) that becomes available to such Seller subsequent to the Closing and on a nonconfidential basis from a source other than the Company or the Subsidiaries who is not bound by a duty of confidentiality or other contractual, legal, or fiduciary obligation to the Company or the Subsidiaries or (ii) as required by applicable law or legal process.

     5.7 REMEDIES. Each Seller agrees that a breach or violation by such Seller of the covenants set forth in Section 5.5 or 5.6 shall entitle Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer may show itself justly entitled. Further, during any period in which such Seller is in breach of a covenant contained in Section 5.5

IPHC STOCK PURCHASE AGREEMENT        -17-

(noncompetition and non-solicitation), the time period of such covenant shall be extended for an amount of time that such Seller is in breach thereof.

     5.8 RESTRICTIONS ON USE OF INTELLECTUAL PROPERTY. Each Seller agrees that he will not use, directly or indirectly, or permit or assist any other person to use, (i) any of the trademarks, trade names, logos or other intellectual property used, owned or licensed by the Company or any of the Subsidiaries (the (Company Intellectual Property"), or (ii) any trademarks, trade names, logos or other intellectual property that is derived from or similar to the Company Intellectual Property or that in any way suggests a relationship with the Company or the Subsidiaries.

     5.9 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

     5.10 TERMINATION OF STOCKHOLDERS AGREEMENT. At the Closing, the Stockholders Agreement (as defined in Section 1.4(e)) shall be terminated. Buyer and Sellers shall waive any rights or claims they may have under such agreement whether arising out of the purchase of the Shares contemplated hereby or out of any other transaction.

                                  ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived by Sellers:

     6.1 REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date.

     6.2 COVENANTS AND AGREEMENTS PERFORMED. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the payment of funds referred to in Paragraph 1.2 of this Agreement.

     6.3 CERTIFICATE. Sellers shall have received a certificate executed on behalf of Buyer representing and certifying that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

IPHC STOCK PURCHASE AGREEMENT        -18-

     6.4 LEGAL PROCEEDINGS. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.5 RELATED-PARTY TRANSACTIONS. Each of the Company and its Subsidiaries, shareholders and other Affiliates shall have paid all of their respective debts to Sellers (including without limitation the loan from Raul Batiz E. to Tanimura Distributing, Inc.)

     6.6 EMPLOYMENT AND CONSULTING AGREEMENTS. The Company (or one of its Subsidiaries) and Pedro Batiz G. shall have entered into an Employment and Non-Competition Agreement with a minimum term of three years, and the Company (or one of its Subsidiaries) and Raul Batiz E. shall have entered into a Consulting Agreement with a minimum term of three months.

     6.7 OTHER DOCUMENTS. Sellers shall have received the certificates, instruments, and documents listed below:

          (a) The Notes to be delivered to Sellers pursuant to Section 1.2, duly executed by Buyer.

          (b) Such other certificates, instruments, and documents as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.

          (c) Instruments in form and substance satisfactory to Sellers releasing and discharging Sellers from all obligation and liability under guarantees or other similar assurances signed or entered into by Sellers that guaranty payment or satisfaction of loans or other obligations of the Company to third parties.


                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer:

     7.1 REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Sellers and the Company contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date.

IPHC STOCK PURCHASE AGREEMENT        -19-

     7.2 COVENANTS AND AGREEMENTS PERFORMED. Sellers and the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

     7.3 CERTIFICATE. Buyer shall have received a certificate executed by each Seller dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

     7.4 LEGAL PROCEEDINGS. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.5 CONSENTS. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

     7.6 NO MATERIAL ADVERSE CHANGE. Since March 31, 1997, there shall not have occurred any Material Adverse Effect and Buyer, in the course of its due diligence review of the Company and the Subsidiaries conducted in connection with the transactions contemplated hereby, shall not have become aware of any facts relating to the business or operations of the Company or the Subsidiaries which, in the good faith judgment of Buyer, may cause a Material Adverse Effect.

     7.7 DISCLOSURE SCHEDULE. Buyer shall have received the Disclosure Schedule and shall not have become aware, as a result of the Disclosure Schedule, of any facts relating to the business or operations of the Company or the Subsidiaries which, in the good faith judgment of Buyer, make it inadvisable for Buyer to proceed with the consummation of the transactions contemplated by this Agreement, or if such facts have arisen, all concerns of Buyer with respect thereto shall have been resolved to the satisfaction of Buyer.

     7.8 CLOSING UNDER ABSA AGREEMENT. Buyer shall have entered into that certain CONVENIO RELATIVO AL EJERCICIO DEL DERECHO DE RETIRO TOTAL DE APORTACIONES (the "CONVENIO") with Agricola Batiz, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("ABSA"), and its stockholders, all conditions precedent to the closing of the transactions contemplated by such agreement shall have been satisfied at or prior to the Closing, and such closing shall have occurred prior to or be occurring simultaneously with the Closing. Furthermore, each of the Sellers shall have jointly and severally guaranteed, in form and substance satisfactory to Buyer, all of the obligations of the stockholders of ABSA under the CONVENIO and under all other agreements or instruments attached or related thereto, including the indemnification and other obligations of the stockholders set forth in Clause Thirteenth of the CONVENIO (the "ABSA Guaranty").

     7.9 RELATED-PARTY TRANSACTIONS. Each of the Sellers, and each of their Affiliates, shall have paid all of his or its debts to the Company and its Subsidiaries, shareholders and other

IPHC STOCK PURCHASE AGREEMENT        -20-

Affiliates (including without limitation debts to Bionova, S.A. de C.V. and Empresas La Moderna, S.A. de C.V.).

     7.10 RESIGNATIONS OF SELLERS. Buyer shall have received from each Seller his written resignation from all directorships and offices that he holds in the Company and the Subsidiaries, such resignation to be effective concurrently with the Closing on the Closing Date.

     7.11 EMPLOYMENT AND CONSULTING AGREEMENTS. The Company (or one of its Subsidiaries) and Pedro Batiz G. shall have entered into an Employment and Non-Competition Agreement with a term of three years, and the Company (or one of its Subsidiaries) and Raul Batiz E. shall have entered into a Consulting Agreement with a term of three months.

     7.12 OTHER DOCUMENTS. Buyer shall have received the certificates, instruments, and documents listed below:

          (a) The stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of the Company.

          (b) Such other certificates, instruments, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.


                                 ARTICLE VIII

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1  SURVIVAL.

          (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the execution of this Agreement and shall survive the Closing, if any, until the second anniversary of the Closing Date (the "Survival Date"), except that the representations contained in Sections 3.1, 3.3, 3.7 and 3.11 shall survive without contractual limitation. From and after the Survival Date, no party hereto or any shareholder, director, officer, employee, or Affiliate of such party shall be under any liability with respect to any such representation or warranty to which such Survival Date applies, except with respect to matters as to which written notice has been received in accordance with
     Section 8.1(b).

          (b) No party hereto shall have any indemnification obligation pursuant to this Article VIII in respect of any representation or warranty unless before the Survival Date it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought.

IPHC STOCK PURCHASE AGREEMENT        -21-

          (c) The provisions of this Section shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at, or after the Closing.

     8.2 INDEMNIFICATION BY SELLERS. Subject to the terms and conditions of this Article VIII, Sellers shall jointly and severally indemnify, defend, and hold harmless Buyer, the subsidiaries and parent corporations of Buyer (including without limitation the Company), each director and officer of Buyer or any of its subsidiaries or parent corporations, and each Affiliate thereof, and their respective heirs, legal representatives, successors and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), incurred by any member of the Buyer Group by reason of or resulting from any breach by any Seller of any of his representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document executed by Sellers and delivered pursuant hereto (collectively, "Buyer Claims"). If the Closing shall have occurred, Sellers shall not be entitled to any contribution or reimbursement from the Company with respect to payments made by Sellers under this Article VIII.

     8.3  INDEMNIFICATION BY BUYER.  Subject to the terms and conditions of this
Article VIII, Buyer shall indemnify, defend, and hold harmless Sellers and their heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages incurred by any member of the Seller Group by reason of or resulting from any breach by Buyer of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document executed by Buyer and delivered pursuant hereto (collectively, "Seller Claims").

     8.4 PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party or such compromise or settlement does not otherwise impose

IPHC STOCK PURCHASE AGREEMENT        -22-
any liability or obligation on the indemnified party, and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

     8.5 LIMITATION OF LIABILITY. The indemnification obligations of the parties hereto pursuant to this Article VIII shall be subject to the following limitations: (a) no indemnification shall be required to be made by either party pursuant to this Article VIII to the extent that the aggregate amount of Damages incurred by the Buyer Group with respect to all Buyer Claims, or by the Seller Group with respect to Seller Claims, as the case may be, exceeds the Purchase Price, and (b) no indemnification shall be required to be made by either party pursuant to this Article VIII with respect to any Buyer Claims or Seller Claims, as the case may be, unless and until the aggregate amount of Damages incurred by the indemnified party (whether incurred before, on, or after the Closing Date) with respect to all Buyer Claims or Seller Claims, as the case may be, exceeds $100,000, it being agreed and understood that, if such amount is exceeded, the indemnifying party shall be liable to the full extent of such Damages, including those not in excess of $100,000.

                                   ARTICLE

                                MISCELLANEOUS

     9.1 NOTICES. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          If to Buyer:

               DNAP Holding Corporation
               6701 San Pablo Avenue
               Oakland, CA  94608
               Attention: Arthur H. Finnel
               Telefax:  (510) 450-9395

          with a copy to:

               Joe A. Rudberg
               Thompson & Knight, P.C.
               1700 Pacific Ave., Suite 3300
               Dallas, TX  75201
               Telefax:  (214) 969-1751

IPHC STOCK PURCHASE AGREEMENT        -23-

          If to Sellers:

               J. Guillermo Batiz G.
               422 W. Crawford Street
               Nogales, AZ  85621
               Telefax:_____________

          with a copy to:

               Hector Arana, Esq.
               O'Connor, Cavanagh
               1891 N. Mastick Way
               Nogales, AZ  85621
               Telefax:  (520) 761-3505

          If to the Company:

               International Produce Holding Company
               c/o 6701 San Pablo Avenue
               Oakland, CA  94608
               Attention: Arthur H. Finnel
               Telefax:  (510) 450-9395

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or
(iii) if sent by telecopy or facsimile transmission, when the answer back is received.

     9.2 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (i) by mutual written consent of Sellers and Buyer or (ii) by any Seller or Buyer if the Closing shall not have occurred by October 31, 1997, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement.

     9.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     9.4 WAIVER. Each of the Sellers, on the one hand, and Buyer, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a

IPHC STOCK PURCHASE AGREEMENT        -24-
waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     9.5 REMEDIES NOT EXCLUSIVE. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.7 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. No Seller may assign this Agreement except with the written consent of Buyer. Except as provided in Article VIII nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     9.8 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     9.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     9.10 FURTHER ASSURANCES. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

     9.11 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     9.12 COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

IPHC STOCK PURCHASE AGREEMENT        -25-

     9.13 RIGHT OF SETOFF. Buyer is hereby authorized at any time and from time to time following the Closing, to the fullest extent permitted by Applicable Law, to set off and apply any and all indebtedness at any time owing by Buyer to Sellers under this Agreement, the Non-negotiable Note or otherwise against any of and all the indemnification obligations of Sellers at any time and from time to time existing under Article VIII and any other amounts that may be owed by Sellers to Buyer from time to time, including without limitation the amount of any Purchase Price adjustment described in Section 1.3 and any amounts due under the ABSA Guaranty. The rights of Buyer under this Section are in addition to any other rights and remedies (including without limitation other rights of setoff) which Buyer may have, whether under this Agreement or otherwise.

     9.14 JOINDER OF SPOUSES. The spouses of Raul Batiz E. and Raul Batiz G. have joined in the execution and delivery of this Agreement for the express purpose of binding their respective community property interests, if any, in the Shares.

                                    ARTICLE X

                                   DEFINITIONS

     10.1 CERTAIN DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

          "Affiliate" means, with respect to any person, the members of that person's immediate family, and with respect to any person, group of persons or entity, any other person, group of persons or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the person or entity specified. The term "control" (including the terms "controlling," "controlled by," and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of at least fifty percent (50%) of the voting securities, by contract, or otherwise.

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, challenges or potential challenges to title, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

IPHC STOCK PURCHASE AGREEMENT        -26-

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

          "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Material Adverse Effect" means an effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Subsidiaries considered as a whole that may reasonably result in a loss or damage of $100,000 or more.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Taxes" means any income taxes or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

          "To the knowledge of Sellers" (or similar references to Sellers' knowledge) means the actual knowledge of any Seller, without any duty or obligation of investigation, inquiry or review of any kind other than (i) a reasonable examination of the files and records of the Company and its Subsidiaries and (ii) any further inquiry or review reasonably suggested by such examination.

     10.2 CONSTRUCTION. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof", "hereby", and "hereunder", or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section, or other subdivision in which any such terms may be employed; references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement; a reference to any person shall include such person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                             "COMPANY"

                                             INTERNATIONAL PRODUCE HOLDING
                                             COMPANY


                                             By:  /s/ CARLOS HERRERA T.
                                                 -----------------------------
                                                  Name: Ing. Carlos Herrera T.
                                                  Title: Vice President

                                             "BUYER"

                                             DNAP HOLDING CORPORATION


                                             By: /s/ CARLOS HERRERA T.
                                                 -----------------------------
                                                  Name: Ing. Carlos Herrera T.
                                                  Title: Chief Executive Officer

                                             "SELLERS"


                                              /s/ RAUL BATIZ E.
                                                 -----------------------------
362.87 shares                                     Raul Batiz E.


                                              /s/ OLGA G. BATIZ
                                                 -----------------------------
                                                  Olga G. Batiz, Spouse of
                                                  Raul Batiz E.


                                              /s/ PEDRO BATIZ G.
                                                 -----------------------------
259.13 shares                                     Pedro Batiz G.


IPHC STOCK PURCHASE AGREEMENT        -28-

                                              /s/ J. GUILLERMO BATIZ G.
                                                 -----------------------------
179 shares                                        J. Guillermo Batiz G.


                                              /s/ RAUL BATIZ G.
                                                 -----------------------------
179 shares                                        Raul Batiz G.


                                              /s/ MAGDALENA GAMBOA RODRIGUEZ
                                                 -----------------------------
                                                  Magdalena Gamboa Rodriguez,
                                                  Spouse of Raul Batiz G.

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